UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[   ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12



                            PORTLAND BREWING COMPANY
                (Name of Registrant as Specified in its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as  provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                            PORTLAND BREWING COMPANY
                               2730 NW 31st Avenue
                             Portland, Oregon 97210


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ------------------------------------------



NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Portland Brewing Company, an Oregon corporation (the "Company"), will be held on Saturday, September 16, 2000, at 10:30 a.m., local time, at the Company's offices, 2730 NW 31st Avenue, Portland, Oregon, 97210, for the following purposes:

1. To elect eight Directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified (Proposal No. 1);

2. To ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending December 31, 2000 (Proposal No.
     2); and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on August 3, 2000 as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournments thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.


                               By Order of the Board of Directors



                               Glenmore James
                               Executive Vice President, Chief Financial Officer and Chief Operating Officer


Portland, Oregon
August 14, 2000

YOUR VOTE IS IMPORTANT WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY, IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                            PORTLAND BREWING COMPANY
                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                        To Be Held on September 16, 2000
                        --------------------------------

                                  INTRODUCTION


General

This Proxy Statement, the accompanying 1999 Annual Report on Form 10-KSB, the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, and a letter to the shareholders of Portland Brewing Company (the "Company") are being furnished as part of the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held on Saturday, September 16, 2000, at 10:30 a.m., local time, or at any adjournments thereof. At the Annual
Meeting, shareholders will be asked to elect eight members of the Board of Directors, to ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending December 31, 2000, and to transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, the 1999 Annual Report on Form 10-KSB, the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, and a letter from the Company are first being mailed to shareholders of the Company on or about August 14, 2000.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on August 3, 2000 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were 4,995,014 shares of Common Stock outstanding. The presence, in person or by proxy of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the eight nominees for election to the Board of Directors and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 2000. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by the persons named in the proxy.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to Fred Bowman, Corporate Secretary, Portland Brewing Company, 2730 NW 31st Avenue, Portland, Oregon 97210, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

In accordance with the Company's Bylaws, as amended, the Board of Directors shall consist of no less than four and no more than nine Directors, the specific number to be determined by resolution adopted by the Board of Directors. The number of directors is currently set at eight. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. In the event that any nominee of the Company is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a Director.

In the event that additional persons are nominated for election as Directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Nominees for Director

Information with respect to the persons nominated by the Board of Directors to be elected as Directors is set forth below. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders and until a successor has been elected and qualified.

                   Name of Director                               Age

                   Charles A. (Tony) Adams                        53
                   Frederick L. Bowman                            55
                   Jerome M. Chicvara                             48
                   Steven C. Goebel                               45
                   Robert M. MacTarnahan                          85
                   R. Scott MacTarnahan                           54
                   William J.                                     53
                   Prenger                                        54
                   Howard M. Wall, Jr.

Charles A. (Tony) Adams. Mr. Adams has been Chairman of the Board of Directors and President and Chief Executive Officer of the Company since February 1992. He has been a Director of the Company since October 1988. Mr. Adams is president of Electra Partners, Inc., a private investment holding company. Mr. Adams was active in the real estate business beginning in 1973, including owning and operating his own real estate company until 1983, when he became a sales associate at CB Commercial Real Estate Group, Inc., where he was employed until 1992. He holds a B.A. in Geology from the University of Virginia and has studied graduate level economics and business administration at the University of San Francisco, Portland State University and Stanford University. Mr. Adams is a director of Portco Corporation, a company which Howard M. Wall, Jr., a board member of the Company, is president and chief executive officer.

Frederick  L. Bowman.  Mr.  Bowman is a founder of the Company and has been Vice
President since February 1992. In July 1997 Mr. Bowman was also elected Treasurer and Secretary, and in September 1998, Mr. Bowman was appointed to the Board of Directors. Mr. Bowman serves as corporate liaison to the beer industry and assists in marketing efforts including public relations and the Company's distributor support program. He designed the Company's original products and brewery. Previous to founding Portland Brewing Company, Mr. Bowman was involved in the wholesale automotive industry as both a technician and a district service manager. Mr. Bowman has attended Portland State University, University of Oregon and Oregon State University. In addition, Mr. Bowman attended the Brewing Microbiology and Microscopy course at the Siebel Institute in 1988.

Jerome M. Chicvara. Mr. Chicvara was appointed to the Board of Directors in June 2000. He is a twenty-year veteran of the beer and wine industry, and has delivered many keynote speeches to the industry in his role as industry pioneer and visionary. He spent the first seven years of his beverage career learning the wholesale trade as a Sales Executive. In 1987, Mr. Chicvara co-founded the Full Sail Brewing Company. During his role as

Director of Sales & Marketing, his company pioneered Oregon's first microbeer in a bottle, leading the brewery to profitability in its second year of operation. Under his direction, the brewery sales grew an average of 35% a year for ten straight years. Mr. Chicvara was founding President of the Oregon Brewer's Guild, an association committed to quality brewing techniques in Oregon's vast microbrew industry. In 1999, Mr. Chicvara sold his equity in Full Sail and joined Saxer Brewing/Nor'Wester Beer as VP Marketing & Sales. During his tenure, the company launched the Henry Saxer brands and achieved a strategic merger with Portland Brewing Company. He holds a Bachelor of Communications from Evergreen State College.

Steven C. Goebel. In connection with the Company's purchase of certain assets from Saxer Brewing Company in February 2000, Mr. Goebel was appointed a Director of the Company. Mr. Goebel has been a director and president of Saxer Brewing Company since 1995. Prior to that, Mr. Goebel was employed by The Mead Corporation for twelve years in various marketing, sales and manufacturing positions. Mr. Goebel is a graduate of the University of Cincinnati and has also completed The Program for Management Development at Harvard School of Business.

Robert M. MacTarnahan. Mr. MacTarnahan has been a Director since July 1985. Mr. MacTarnahan founded and was president of Harmer Steel Products & Supply Company, Western Steel Inc. and US Underwriters Insurance Company. He is currently president of Harmer Company and a partner in Black Lake Investments. Until October 31, 1999, Mr. MacTarnahan was the president of Honeyman Aluminum Products Company, a manufacturer of hand trucks for the beverage industry, for more than 10 years. He is also active in the promotion of the Company and the Company's MacTarnahan's Ale is named after him. See "Certain Relationships And Related Transactions." Mr. R. Scott MacTarnahan is his son.

R. Scott MacTarnahan. Mr. MacTarnahan has been a Director since July 1985. Until October 31, 1999, he was the vice president and general manager of Honeyman Aluminum Products Company and has been the vice president and general manager of Harmer Company for more than 10 years. Mr. MacTarnahan received a B.S. in Business Administration from Portland State College in 1968 and studied graduate level business administration at Portland State University. He is a partner in Black Lake Investments, North Shore Properties and Ze-Mac Manufacturing Company. Mr. Robert M. MacTarnahan is his father.

William J. Prenger. Mr. Prenger was appointed to the Board of Directors in April 2000. He is Vice President of Durham and Bates Agencies, a Portland based regional insurance brokerage firm. Previously, Mr. Prenger was Senior Vice President and Principal of a major international insurance brokerage firm, having held senior management positions in Honolulu and Portland. Mr. Prenger received a B.S. in Business Administration from the University of Oregon in 1968 and completed Stanford University's Executive Program for Smaller Companies in 1989.

Howard M. Wall, Jr. Mr. Wall has been a Director of the Company since October 1992. Since 1984 he has been the president and chief executive officer of Portco Corporation, a Vancouver, Washington manufacturer of paper and plastic flexible packaging for the produce, fish, and roofing industries. He has had a long association with the Northwest hop industry as Portco developed the world's only biodegradable paper hop string. Mr. Wall received a B.A. in English from the University of Oregon in 1973.


Meetings and Committees of the Board of Directors

The Board of Directors of the Company held a total of five meetings during 1999 and took action pursuant to five unanimous consents. During 1999, each incumbent Director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of the Board of Directors on which he served.

The Board of Directors has an Audit Committee, an Executive Compensation Committee and a Nominating Committee. The Audit Committee, which consisted of Messrs. R.S. MacTarnahan, Adams and Wall, is responsible for overseeing actions taken by the Company's independent accountants and reviews the Company's internal financial controls. The Executive Compensation Committee, which consisted of Messrs. R. Scott MacTarnahan and Wall is responsible for determining the compensation of the officers of the Company. The

Nominating Committee, which consisted of Messrs. Adams, R. Scott MacTarnahan, and Robert M. MacTarnahan is responsible for recommending to the Board of Directors a slate of nominees to be proposed for election at the Annual Meeting of Shareholders. The Company's Nominating Committee will consider recommendations from the Company's shareholders of nominees for the Board of Directors. Presently, the Nominating Committee has no formal procedures for the submission of such recommendations. See "Management - Director Compensation" for certain information regarding compensation of directors. The Executive Compensation Committee met one time during 1999, with all members present at that meeting. The Audit Committee met one time in 1999, with all members present. None of the other committees met during 1999.


The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company's Bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                                (Proposal No. 2)

The  Board  of  Directors  has  selected   Arthur   Andersen  LLP,   independent
accountants, to audit the financial statements of the Company for the year ending December 31, 2000, subject to ratification by the shareholders.

Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP to audit the books and accounts of the Company for the year ending December 31, 2000. No determination has been made as to what action the Board of Directors would take if the shareholders do not ratify the appointment.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of his firm if such representative so desires, and will be available to respond to any appropriate questions of any shareholder. Arthur Andersen LLP was the Company's independent accountants for the year ended December 31, 1999.

The Board of Directors unanimously recommends a vote FOR this proposal. If a quorum is present the Company's Bylaws provide that ratification of this proposal will be approved if the votes cast by the shareholders entitled to vote favoring the ratification exceeds the votes cast opposing the ratification. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of the outcome of this proposal.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of voting equity securities of the Company as of July 31, 2000 as to
(i) each person who is known by the Company to own beneficially 10% or more of the outstanding shares of such class of voting equity securities of the Company,
(ii) each of the three most highly compensated officers and (iii) all Directors and officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the voting equity securities owned by them.

                                                                                          Series A
                                                        Common Stock                Preferred Stock (13)
                                                  --------------------------      --------------------------
                                                     Shares       Percent of       Shares      Percent of
         Name of Beneficial Owner or              Beneficially      Shares      Beneficially     Shares
         Number of Persons in Group                 Owned (1)     Outstanding    Owned (1)     Outstanding
         --------------------------                 ---------     -----------    ---------     -----------
      Shareholder Group (12)                        2,376,697.5     46.4  %            5,770        100  %

      Robert M. MacTarnahan (2) (3) (12)            2,376,697.5     46.4               5,770        100

      R. Scott MacTarnahan (2) (4) (12)             2,376,697.5     46.4               5,770        100

      Charles A. (Tony) Adams (2) (5) (12)          2,376,697.5     46.4               5,770        100

      Saxer Brewing Company (7)                         900,000     18.1
      5875 SW Lake View Blvd.
      Lake Oswego, OR 97035

      Frederick L. Bowman (2) (6)                        72,445      1.4                   -          -

      Steven C. Goebel (2) (7)                               --       --                   -          -

      Mark Carver (2) (8)                                29,100        *                   -          -

      Michael Skelley (2) (9)                            25,000        *                   -          -

      Glenmore James (2) (10)                            79,500      1.6                   -          -

      William J. Prenger (2)                                750        *                   -          -

      Jerome M. Chicvara (2)                                 --       --                   -          -

      All Officers and Directors as a group,
      (eleven persons)  (11) (12)                   2,594,142.5     49.1  %            5,770        100  %

       * Represents beneficial ownership of less than 1% of the outstanding Common Stock.

     (1) Beneficial ownership includes voting power and investment power with respect to shares and includes shares issuable upon the exercise of outstanding stock options and warrants.

     (2) The business address for these individuals is 2730 NW 31st Avenue, Portland, Oregon 97210.

     (3) Includes 22,860 shares owned individually by Mr. Robert M. MacTarnahan, 433,971 shares owned by the MacTarnahan Family Trust, 73,335 shares held by Black Lake Investments and 765,162 shares held by Harmer Mill & Logging Supply Co. (dba Harmer Company), each of which is controlled by Mr. and

         Mrs. Robert M. MacTarnahan and Mr. R. Scott MacTarnahan, 43,848.75 shares which may be purchased for $3.3333 per share upon exercise of a warrant held by MacTarnahan Limited Partnership, whose general partner is Harmer Mill & Logging Supply Co. and whose limited partners are Mr. Robert M. MacTarnahan and Mrs. Ruth MacTarnahan and 6,000 shares which may be purchased for $5.3333 per share upon exercise of a non-qualified stock option held by Mr. Robert M. MacTarnahan. See note 12.

    (4) Includes 108,492 shares owned individually by Mr. R. Scott MacTarnahan, 73,335 shares held by Black Lake Investments, 765,162 shares held by Harmer Mill & Logging Supply Co, each of which is controlled by Mr. Robert M. MacTarnahan and Mr. R. Scott MacTarnahan, 600 shares held by Mr. R. Scott MacTarnahan's spouse, 43,848.75 shares which may be purchased for $3.333 per share upon exercise of a warrant held by MacTarnahan Limited Partnership, whose general partner is Harmer Mill & Logging Supply Co. and whose limited partners are Mr. Robert M. MacTarnahan and Mrs. Ruth MacTarnahan and 6,000 shares which may be purchased for $5.333 per share upon exercise of a non-qualified stock option held by Mr. R. Scott MacTarnahan. See note 12.

    (5) Includes 180,300 shares held by Electra Partners, Inc., an entity controlled by Mr. Adams, 666,192 shares held by Mr. Adams as Trustee of the Charles A. Adams Family Trust, 525 shares held by Mr. Adams' daughter and 525 shares held by Mr. Adams' son, 32,886.75 shares which may be purchased for $3.3333 upon exercise of a warrant held by Electra Partners, Inc. and 36,000 shares which may be purchased for $0.594 per share upon exercise of incentive stock options held by Mr. Adams. See note 12.

    (6) Includes 44,445 shares owned individually by Mr. Bowman, and 28,000 shares which may be purchased for $0.54 per share upon exercise of incentive stock options held by Mr. Bowman.

    (7) The information as  to beneficial  ownership  is  based  on  an  amended
        Schedule 13D filed with the Securities and Exchange Commission by Lake Oswego Brewing Company on April 10, 2000, reflecting its beneficial ownership of Common Stock as of January 31, 2000. The Schedule 13D states that Saxer Brewing Company has sole voting power with respect to 900,000 shares of Common Stock. Mr. Goebel, who is a director and the president of Saxer Brewing Company, disclaims beneficial ownership of these shares.

    (8) Includes 1,100 shares owned individually by Mr. Carver and 28,000 shares which may be purchased for $0.54 per share upon exercise of incentive stock options held by Mr. Carver

    (9) Includes 25,000 shares which may be purchased for $0.54 per share upon exercise of incentive stock options held by Mr. Skelley.

   (10) Includes 1,500 shares owned individually by Mr. James and 78,000 shares which may be purchased for $0.54 per share upon exercise of incentive stock options held by Mr. James.

   (11) Includes 208,500 shares which may be purchased for prices ranging from $0.54 to $5.33 per share, upon exercise of stock options held by all Directors and officers, as a group. Includes 43,848.75 shares which may be purchased for $3.3333 per share upon exercise of a warrant held by MacTarnahan Limited Partnership and 32,886.75 shares which may be purchased for $3.3333 upon exercise of a warrant held by Electra Partners, Inc.

   (12) Robert M. MacTarnahan, Robert S. MacTarnahan, Harmer Mill & Logging Supply Co. (dba Harmer Company) (11416 SW Lynnridge, Portland, Oregon 97225), MacTarnahan Family Trust (11416 SW Lynnridge, Portland, Oregon 97225), Black Lake Investments (11416 SW Lynnridge, Portland, Oregon 97225), MacTarnahan Limited Partnership (11416 SW Lynnridge, Portland, Oregon 97225), Charles A. Adams, Electra Partners, Inc. (1765 Farmington Road, Aloha, Oregon 97007) and the Charles A. Adams Family Trust (4047 Shattuck Road, Portland, Oregon 97221) are members of a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 ("34 Act"). Pursuant to Rule

        13d-5 promulgated under the 34 Act, the group is deemed to beneficially own all shares of the Company which are beneficially owned by any member of the group and therefore the group beneficially owns 2,376,697.5 shares of Common Stock. Because each member of the group shares investment and voting control of the group shares, each member of the group is deemed to beneficially own all shares of the group. Therefore, (a) Robert M. MacTarnahan is deemed to beneficially own 1,031,520.75 shares of Common Stock in addition to the shares described in note 3, (b) R. Scott MacTarnahan is deemed to beneficially own 1,379,259.75 shares of Common Stock in addition to the shares described in note 4, and (c) Charles A. Adams is deemed to beneficially own 1,460,268.75 shares of Common Stock in addition to the shares described in note 5. See note 13 regarding Series A Preferred Stock.

   (13) On March 1, 1999, Harmer Mill & Logging Supply Co. (dba Harmer Company) and the Charles A. Adams Family Trust each purchased 2,885 shares of the Company's Series A Preferred Stock ("Series A") for $52 per share, resulting in aggregate proceeds to the Company of $300,040. As noted above in note 12, Harmer Company and the Charles A. Adams Family Trust are members of a "group" as that term is used in Section 13(d)(3) of the 34 Act. Pursuant to Rule 13d-5 promulgated under the 34 Act, the group is deemed to beneficially own all shares of the Company which are beneficially owned by any member of the group and therefore the group beneficially owns 5,770 shares of Series A stock. Because each member of the group shares investment and voting control of the group shares, each member of the group is deemed to beneficially own all shares of the group.

                          OPTIONS, WARRANTS AND RIGHTS

The following table sets forth certain information regarding outstanding options and warrants to purchase shares of Common Stock of the Company as of July 31, 2000 as to (i) each person who is known by the Company to own beneficially 10% or more of the outstanding shares of the Company's Common Stock, (ii) each of the three most highly compensated officers and (iii) all Directors and officers as a group.

                                    Number of Shares of Common Stock
                                          Called for by Options
   Name of  Holder                           and Warrants (2)            Exercise Price
   ----------------------------       -------------------------------    ---------------

   MacTarnahan Limited Partnership (1)              43,848.75                 $3.333
   Electra Partners, Inc. (1)                       32,886.75                 $3.333
   Robert M. MacTarnahan (1)                         6,000                    $5.333
   R. Scott MacTarnahan (1)                          6,000                    $5.333
   Charles A. (Tony) Adams (1) (3)                  36,000                    $0.594
   Frederick L. Bowman (4)                          28,000                     $0.54
   Mark Carver (5)                                  28,000                     $0.54
   Michael Skelley (6)                              25,000                     $0.54
   Glenmore James (7)                               78,000                     $0.54
   All Directors and officers as a group,
   (eleven persons)                              285,235.5                  $0.54-$5.33

(1) As noted in Item 10 - Security Ownership of Management and Certain Security Holders, Footnote 12, each of these holders are members of a "group" as that term is used in Section 13(d)(3) of the 34 Act. Pursuant to Rule 13d-5 promulgated under the 34 Act, the group is deemed to beneficially own all shares of the Company which are beneficially owned by any member of the group and therefore the group beneficially owns 124,735.5 shares of Common Stock which may be acquired under outstanding options and warrants, as noted in the table above. Because each member of the group shares investment and voting control of the group shares, each member of the group is deemed to beneficially own all shares of the group.

(2)      All outstanding options and warrants are exercisable at July 31, 2000.

(3) Options to purchase 36,000 shares of Common Stock issued to Mr. Adams in November 1994 at $5.86 per share were repriced in May 1999 to $0.594 per share. See "Remuneration of Directors and Officers-Incentive Stock Option Repricing."

(4) Options to purchase 8,000 shares of Common Stock issued to Mr. Bowman in January 1996 at $7.00 per share were repriced in May 1999 to $0.54 per share. See "Remuneration of Directors and Officers-Incentive Stock Option Repricing." Additionally, in May 1999, Mr. Bowman was granted options to purchase 20,000 shares Common Stock at $0.54 per share.

(5) Options to purchase 28,000 shares of Common Stock issued to Mr. Carver in July 1993 at $3.33 per share were repriced in May 1999 at $0.54 per share. See "Remuneration of Directors and Officers-Incentive Stock Option Repricing."

(6) Options to purchase 25,000 shares of Common Stock issued to Mr. Skelley in August, 1996 at $7.00 per share were repriced in May 1999 at $0.54 per share. See "Remuneration of Directors and Officers-Incentive Stock Option Repricing."

(7) Options to purchase 28,000 shares of Common Stock issued to Mr. James at various dates from November 1994 to April 1997 at prices ranging from $5.33 to $7.00 per share were repriced in May 1999 to $0.54 per share. See "Remuneration of Directors and Officers-Incentive Stock

         Option Repricing." Additionally, in May 1999, Mr. James was granted options to purchase 50,000 shares Common Stock at $0.54 per share.




                                   MANAGEMENT


     Name                        Age    Position(s) with Company
     ----                        ---    ------------------------
     Charles A. (Tony) Adams     53    Chairman of the Board, President and
                                       Chief Executive Officer
     Glenmore James              46    Executive Vice President, Chief Financial
                                       Officer and Chief Operating Officer
     Frederick L. Bowman         55    Vice President, Treasurer and Secretary
     Mark Carver                 47    Vice President, Sales
     Michael Skelley             38    Vice President, Sales

For information on the business background of Mr. Adams and Mr. Bowman, see "Nominees for Director" above.

Glenmore James. Mr. James has been Executive Vice President and Chief Financial Officer since June 1994, served as Executive Vice President and Treasurer from June 1994 until July 1997, and served as Secretary from September 1996 until July 1997. In July 1997 Mr. James was elected Chief Operating Officer. He joined the Company full-time in April 1994. Prior to that, Mr. James acted as a consultant to the Company. Mr. James is responsible for the financial and operations departments of the Company. Mr. James has worked for over twenty years in the Portland area business community, initially in financial accounting management positions in various manufacturing and distribution companies and more recently as an independent business consultant. Mr. James received his ICSA certification in 1976 from Anglia University, England.

Mark Carver. Mr. Carver has been Vice President, Sales since September 1999, and served as National Off-Premise Sales Manager and National Account Manager from 1995 until September 1999. Mr. Carver joined the Company in 1991. Prior to that, Mr. Carver worked at the wholesale distributor level for 13 years with Pepsi Cola and Columbia Distributing in the Portland, Oregon market. Mr. Carver received his Bachelor of Science Degree in 1975 from the University of Oregon.

Michael Skelley. Mr. Skelley has been Vice President, Sales since September 1999, has served as Director of Sales & Marketing - Central and Eastern markets from January 1998 until September 1999, and has served as General Sales Manager
- Midwest and East from June 1996 until January 1998. Mr. Skelley has worked in the beverage industry for 12 years and has 17 years of consumer product sales and marketing experience. Mr. Skelley received his Bachelor of Arts Degree in Business Administration/Marketing in 1984 from Coe College, Cedar Rapids, Iowa.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table and notes set forth information regarding all cash compensation paid by the Company during the year ended December 31, 1999, to each of the three most highly compensated officers and all officers as a group.

                                Capacities in Which                  Aggregate
     Name                       Remuneration Was Received           Remuneration
     ----                       -------------------------           ------------
     Charles A. Adams           President, Chief Executive          $     60,000
                                Officer

     Glenmore James             Executive Vice President,                106,749
                                Chief Financial Officer and
                                Chief Operating Officer

     Michael Skelley            Vice President, Sales                    104,012

     All officers as a group
    (5 persons)                                                      $   413,575


Incentive Stock Option Plan. The Company has an Incentive Stock Option Plan ("ISOP"), which is administered by the Company's Board of Directors and provides for grants to officers and employees of options to acquire shares of the Company's Common Stock, subject to the limitations set forth in the ISOP. The number of shares available for issuance under the ISOP is 400,000. Pursuant to the ISOP, the granting of options is at the discretion of the Board of Directors, and it has the authority to set the terms and conditions of the options granted, including the option exercise price which must be a price equal to at least 100% of the fair market value of the subject shares of Common Stock at the time the option is granted. As of August 3, 2000, options covering 360,300 shares of the Company's Common Stock were outstanding under the ISOP.

Incentive Stock Option Repricing. The Company maintains its ISOP to provide incentives to the Company's key employees to exert their best efforts on behalf of the Company. In 1999, the Company noted that there was a significant difference between the exercise prices of stock options held by its employees and the market value of the underlying stock which results in options providing little incentive. The Board of Directors determined that establishing new, shorter term options, based on pricing which more closely reflects the underlying stock price, was crucial to obtaining and retaining its personnel. Accordingly, in May 1999, options to purchase 118,800 shares of Common Stock at prices ranging from $3.33 to $7.00 per share were repriced and regranted on different terms, of which options to purchase 72,000 shares were held by executive officers of the Company. Repriced options to purchase 82,800 shares were issued at an exercise price of $0.54 per share and repriced options to purchase 36,000 shares were issued at an exercise price of $0.594 per share. All of the repriced options became exercisable on May 20, 2000.

Restated Cash Incentive Plan. The Company may award its officers and employees, under its Restated Cash Incentive Plan ("the Plan"), bonuses in an amount up to 10 percent (10%) of net operating profits before taxes. Awards under the Plan will be allocated among the officers and employees in accordance with the provisions of the Plan at the discretion of the Board of Directors. No amounts were awarded in 1999 or 1998 under the Plan.

Non-Qualified Stock Option Plan. In August 1994, the Board of Directors adopted the 1994 Non-Qualified Stock Option Plan ("NQSOP"). The NQSOP is administered by the Board of Directors and provides for grants to officers, employees, directors and consultants of options to acquire up to 45,000 shares of the Company's Common Stock at an exercise price of at least 85% of the fair market value of the subject shares of Common Stock at the time the option is granted. The granting of options is at the discretion of the Board of Directors. As of August 3, 2000, options covering 13,500 shares of the Company's Common Stock were outstanding under the NQSOP.

Director Compensation

Directors receive no cash compensation for serving on the Board of Directors. Each Director, with the exception of Mr. Adams, Mr. Chicvara & Mr. Prenger, has been granted options under the Company's Non-Qualified Stock Option Plan ("NQSOP"). As of December 31, 1999, options to purchase 13,500 shares of the Company's Common Stock at $5.3333 per share are outstanding under the NQSOP. No options were granted under the NQSOP in 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Saxer Brewing Company Asset Purchase

On January 31, 2000, the Company purchased certain assets (equipment and brands) from Saxer Brewing Company for 900,000 shares of the Company's common stock, $150,000 cash and a three year agreement to pay certain amounts based on barrel sales of the Saxer and Nor'wester brands, such amount secured by the Saxer and Nor'wester brands. In connection with the purchase, Mr. Goebel, a majority shareholder of Saxer Brewing Company, was appointed to the board of the Company. Also in connection with the purchase, the Company and Mr. Goebel entered into a consulting agreement under which Mr. Goebel provided consulting services to the Company relating to brand management and marketing, for $4,500 per month. The consulting agreement terminated on May 31, 2000.

In connection with the purchase, Charles A. Adams, the Charles A. Adams Family Trust, Electra Partners, Inc. and Mr. Adams' children ("Adams Parties") and Robert M. MacTarnahan, R. Scott MacTarnahan and certain entities controlled by them ("MacTarnahan Parties") entered into a voting agreement. Under the voting agreement, the Adams Parties and MacTarnahan Parties agreed to vote all shares of the Company's Common Stock owned or acquired by them, for Steven C. Goebel as a director of the Company, at each annual meeting of the Company's shareholders, or at any special meeting of the Company's shareholders at which directors are elected, through January 31, 2003, subject to certain conditions as specified in the voting agreement.

Acquisition of Harco Products, Inc.

In October 1999, the Company acquired all of the outstanding common stock of Harco Products, Inc., ("Harco"), an entity controlled by Mr. and Mrs. Robert M. MacTarnahan and Mr. R. Scott MacTarnahan. Harco produces hand trucks for various industrial uses. The purchase price of $569,585, was paid by the issuance of 759,447 shares the Company's common stock valued at $0.75 per share. In connection with the acquisition, the Company received and cancelled 30,000 shares of its Common Stock that were owned by Harco. See Note 3 of Notes to Consolidated Financial Statements. Also in connection with the purchase of Harco, the Company and Mr. R. Scott MacTarnahan entered into a consulting agreement under which Mr. MacTarnahan will provide consulting services to the Company for $2,500 per month. The consulting agreement will terminate upon 30 days notice by the Company or Mr. MacTarnahan.

In connection with the purchase of Harco, the Company entered into a lease with the MacTarnahan Limited Partnership, an entity controlled by two directors of the Company for approximately 5,600 square feet of space in which Harco operates. Rent under the lease is $2,500 per month and the term of the lease is five years, and can be terminated upon 60 days notice by the Company.

Lease Agreement with Portland Brewing Building, L.L.C.

In November 1992, the Company executed a triple net, 15 year lease (with three five-year renewal options) with Portland Brewing Building Partners ("Brewing Partners"), which developed the Company's new brewery at 2730 NW 31st Avenue in Portland. The Company believes that the terms and conditions of its lease, as amended, are as fair to the Company as could be obtained from unaffiliated parties. Brewing Partners was an equal 50/50 partnership of Electra Partners, Inc. ("Electra"), a company controlled by Mr. Adams, and Harmer Mill & Logging Supply Co. ("Harmer"), a company controlled by Mr. and Mrs. Robert M. MacTarnahan. In 1995, after a series of transactions, the property and the lease were contributed to Portland Brewing Building, LLC, which is owned 50% by MacTarnahan Limited Partnership (whose general partner is Harmer and whose limited partners are Robert M. MacTarnahan and Ruth MacTarnahan); 25.1604% by Electra; and 24.8396% by L & L Land Company (a general partnership consisting of Howard M. Wall, a director of the Company and his wife, Patricia
Wall). In connection with the negotiation of this lease, MacTarnahan Limited Partnership and Electra Partners, Inc. each were issued warrants for the purchase of 43,848.75 shares of Common Stock, exercisable at any time through December 31, 2002, at an exercise price of $3.333 per share.

The monthly rent is $24,906 plus property taxes, insurance and maintenance, with an adjustment for inflation or changes in fair market rental value on July 1, 1998 and July 1, 2003. The increased rental adjustment was determined subsequent to July 1, 1998, resulting in a $19,922 charge which is being paid by the Company in twelve monthly installments which began on February 1, 1999. In December 1997, in connection with the issuance of $400,000 of 10% Amortizing Subordinated Notes, the lease payments were reduced by $5,000 for each of the months of January through July 1998, and by $3,060 for each of the months of August and September 1998.

Lease Agreement with L & L Land Company

In May 1999, the Company entered into a lease of approximately 23,000 square feet of space (the "lease") located in the warehouse and office building commonly known as 2750 N.W. 31st Avenue, Portland, Oregon (the "Adjacent Building"). The Adjacent Building is owned by L & L Land Company (a general partnership consisting of Howard M. Wall, a director of the Company, and his wife, Patricia Wall). The term of the lease is 5 years, with one option to extend the term until June 14, 2008. Rent under the lease is $12,000 per month. In addition, the Company agreed to pay, as additional rent, the real property taxes for and to insure the Adjacent Building and to be responsible for certain types of maintenance and repairs. The lease contains a first opportunity to purchase the Adjacent Building. The lease is guaranteed by Robert M. MacTarnahan and Charles A. Adams. As part of the lease transaction, L & L Land Company reimbursed the Company for $218,000 for its costs in constructing the shipping dock. In connection with the lease, the Company entered into a sublease with Power Transmission Products, Inc. of approximately 13,000 square feet of office and warehouse space and a portion of the parking lot. The term of sublease is one year, with a one-year renewal and rent is $4,974 per month, plus $365 per month for real property taxes, plus payment of utilities, insurance and interior maintenance. In March 2000, the Company reduced the amount of subleased space by taking back for its own use approximately 4,700 square feet, which will reduce the sublease amount to approximately $3,200 per month. The terms of the lease and sublease were determined to be fair to the Company and approved by all members of the Board of Directors, except Mr. Wall.

License Agreement with Robert M. MacTarnahan

In July 1994, the Company entered into a License Agreement ("License Agreement") with Robert M. MacTarnahan, a director of the Company, and Harmer ("Harmer"), a company controlled by Mr. and Mrs. Robert M. MacTarnahan. Pursuant to the License Agreement, (i) Mr. MacTarnahan conveyed to the Company the right to use his surname and its variation "MacTarnahan" as a Company trademark, and (ii) the Company has been granted an exclusive worldwide license to use Mr. MacTarnahan's likeness, image and other personal attributes to promote the sale of the Company's products, merchandise, and related materials. The license expires on December 31, 2093. In consideration of the license grant, the Company must pay a royalty of $1.00 per barrel of MacTarnahan's Ale sold by the Company for the term of the license. The Company has the right to terminate the License Agreement on 30-days' written notice and the license may also terminate under other conditions as specified in the License Agreement. In the event the license is terminated or terminates, the Company must assign its rights to the trademark "MacTarnahan" and the above variations to Mr. MacTarnahan. Royalties paid to Harmer under the License Agreement for 1999 and 1998 were $27,245 and $24,426, respectively, based on the sale of 27,245 and 24,426 barrels, respectively, of MacTarnahan's Ale during the same periods.

Lease Agreement with Clan Associates as Tenants-in-common

Portland Brewing Company leases approximately 15,000 square feet for parking @ $0.10/sq. ft. from Clan Associates under an oral agreement beginning in April 2000 for $1500.00 per month. Clan Associates ia a tenancy-in-common between Electra and Harmer. The terms of the lease were determined to be fair to the Company and approved by all disinterested members of the Board of Directors.

10% Amortizing Subordinated Notes

In December 1997, the Company borrowed $400,000 under 10% Amortizing Subordinated Notes (the "Notes"). Of the $400,000, $200,000 was borrowed from each of (i) Harmer (dba Harmer Company), an entity controlled by Robert M. MacTarnahan, a Director of the Company; and (ii) Charles A. Adams Family Trust, an entity controlled by Charles A. Adams, the Company's President. On August 25, 1998, the two shareholders agreed to cancel the Notes in exchange for 645,162 shares of the Company's Common Stock, resulting in the issuance of a total of 1,290,324 shares.

Series A Preferred Stock

On March 1, 1999, Harmer and the Charles A. Adams Family Trust each purchased 2,885 shares of the Company's Series A Preferred Stock ("Series A") for $52 per share, resulting in aggregate proceeds to the Company of $300,040. Each share of Series A is convertible on February 25, 2004 into fully paid and non-assessable shares of Common Stock at a rate of 100 shares of Common Stock for each share of Series A. The conversion ratio, which is currently 100 to 1, is subject to adjustment in the event of stock splits or stock dividends. Unless converted, the Company must redeem the Series A shares on February 25, 2004, at $52 per share plus any declared but unpaid dividends, in cash or in 24 equal monthly payments bearing interest at 12% per annum. Each shareholder of Series A is entitled to the number of votes equal to the number of shares of Common Stock into which the Series A shares can be converted and the Series A shares are entitled to vote as a separate class. Each shareholder of Series A is entitled to receive cumulative dividends at the rate of 8% per annum, when and if declared by the Board of Directors, prior to payment of dividends on Common Stock. No dividends have been declared to date. In the event of any liquidation or dissolution of the Company, either voluntary or involuntary, each shareholder of Series A shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of Common Stock, an amount equal to $52 per share for each share of Series A and, in addition, an amount equal to all declared but unpaid dividends on Series A.

Purchase and Restructuring of Secured Debt

On August 17, 1998, the MacTarnahan Limited Partnership purchased approximately $3.5 million of secured Company debt held by Bank of America, NT&SA ("Debt") and evidenced by a Business Loan Agreement dated as of December 15, 1995, as amended ("Bank of America Loan Agreement"), a Security Agreement (receivables, inventory and equipment) dated December 15, 1995 and related UCC financing statements ("Security Agreement"). In addition, on August 17, 1998 the Company entered into a Credit and Forbearance Agreement ("Credit and Forbearance Agreement") with the MacTarnahan Limited Partnership pursuant to which the MacTarnahan Limited Partnership agreed to forbear from exercising its remedies with respect to the Debt and agreed to make up to an additional $600,000 in working capital advances to the Company pursuant to a Promissory Note dated August 17, 1998 ("$600,000 Note") which was secured by the Security Agreement.

In September 1998, the Company entered into a revolving loan with a bank, which replaced the $600,000 Note, and in August 1999, the Company replaced the $600,000 revolving loan with new $750,000 Revolving Line. The Revolving Line is guaranteed by Robert M. MacTarnahan, Charles A. Adams, Charles A. Adams Family Trust, Harmer Mill & Logging Supply Co. and MacTarnahan Limited Partnership. In February 2000, the Revolving Line was increased to $1,000,000, and the expiration date was extended to June 1, 2001. In March 2000, the Company paid $400,000 of the amounts outstanding under the Revolving Line.

On November 18, 1998, the Company and the MacTarnahan Limited Partnership entered into a Loan Restructuring Agreement ("Restructuring Agreement") which replaced the Bank of America Loan Agreement and the Credit and Forbearance Agreement and reduced the outstanding amount of the loan previously due under the Bank of America Loan Agreement (which was subsequently assigned to the MacTarnahan Limited Partnership) to approximately $2,100,000. This in turn resulted in a net loan payable from the Company to the MacTarnahan Limited Partnership of $2.1 million, which is secured by receivables, inventory, equipment and general intangibles of the Company, and bears interest at the prime lending rate of Bank of the Northwest plus 1% per annum. This loan was due on January 31, 2000. On January 31, 2000, the available borrowing capacity of the Term Loan was increased to $2,500,000 and the maturity date was extended to April 1, 2001. In March 2000, the Company borrowed an additional $400,000 under the Term Loan and paid $400,000 of the amounts outstanding under its Revolving Line.

In connection with the Restructuring Agreement, Charles A. Adams, the Trust, Electra Partners, Inc. and Mr. Adams' children ("Adams Parties") entered into a Voting Agreement with Robert M. MacTarnahan, R. Scott MacTarnahan and certain entities controlled by them ("MacTarnahan Parties"). The Voting Agreement replaces the letter voting agreement entered into on August 26, 1998 and provides that the Adams Parties will vote all of their voting capital stock in the Company at the direction of the MacTarnahan Parties. The Voting Agreement expires upon termination of the payment of amounts owing under the Restructuring Agreement.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during 1999, all executive officers, Directors and greater than 10% shareholders complied with all applicable filing requirements, except (i) the MacTarnahan Family Trust failed to file its reports in connection with shares of stock received from the sale to the Company of Harco Products, Inc.; such forms were subsequently filed; (ii) Mr. Adams, Mr. Bowman, and Mr. James failed to file reports in connection with certain ISO regrants; such forms were subsequently filed.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

Shareholder proposals intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Company at its principal office no later than April 16, 2001 in order that they may be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

The proxies appointed by the Company will have discretionary authority to vote on any proposal which is presented at the 2001 Annual Meeting of Shareholders and not contained in the Company's proxy materials unless the Company receives notice of such proposal at its principal office no later than June 30, 2001.

                                  OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the proxy holders determine to be in the best interest of the Company.

                              COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, facsimile, telegraph or messenger, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. The Company will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

                             ADDITIONAL INFORMATION

A copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 accompanies this Proxy Statement. The Company will provide, without charge on the written request of any beneficial owner of shares of the Company's Common Stock entitled to vote at the Annual Meeting, an additional copy of the Company's Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission for the year ended December 31, 1999. Written requests should be mailed to the Secretary, Portland Brewing Company, 2730 NW 31st Avenue, Portland, Oregon, 97210.


                                       By Order of the Board of Directors



                                       Glenmore James
                                       Executive Vice President, Chief Financial
                                       Officer and Chief Operating Officer


August 14, 2000

                            PORTLAND BREWING COMPANY
    Proxy for Annual Meeting of Shareholders to be Held on September 16, 2000

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 14, 2000 and hereby names, constitutes and appoints Charles A. Adams and Glenmore James, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Portland Brewing Company (the "Company") to be held at 10:30 a.m. on Saturday, September 16, 2000, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on August 3, 2000, with all the powers that the undersigned would possess if he or she were personally present.

1.       PROPOSAL 1--Election of Directors

         |_| FOR all nominees listed below      |_| WITHHOLD AUTHORITY
             (except as marked to the               to vote for all nominees
             contrary below)                        listed below

        (Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

    Charles A. (Tony) Adams   Frederick L. Bowman          Robert M. MacTarnahan

    R. Scott MacTarnahan      Howard M. Wall, Jr.          Steven C. Goebel

    Jerome M. Chicvara        William J. Prenger

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED ABOVE.


2. PROPOSAL 2--To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending
         December 31, 2000.

         FOR PROPOSAL 2 |_|   AGAINST PROPOSAL 2 |_|   ABSTAIN ON PROPOSAL 2 |_|

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 2.


3. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. The Company is not presently aware of any such matters to be presented for action at the meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.


                             Dated----------------------------------------------

                             ---------------------------------------------------
                             Shareholder (print name)

                             --------------------------------------------------
                             Shareholder (sign name)

                             I do (  ) do not (  ) plan to
                             attend the meeting. (Please check)

                    The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company's Secretary at the Company's corporate offices at 2730 NW 31st Avenue, Portland, Oregon, 97210, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects to vote in person.